Exhibit 8.2

Eksportfinans ASA
Dronning Mauds gate 15
0250 Oslo
Norway

November 3, 2006
EKSPORTFINANS ASA 2,250,000 NIKKEI 225 INDEX CALL WARRANTS (THE WARRANTS)
Ladies and Gentlemen:
We have acted as Norwegian tax counsel to Eksportfinans ASA (the Issuer), in connection with the preparation of the registration statement on Form F-3 (No. 333-137771) (the Registration Statement) as filed with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Securities Act), on October 3, 2006, the prospectus of the Issuer dated October 3, 2006 filed with the Commission as part of the Registration Statement, (the Base Prospectus) and the prospectus supplement of the Issuer dated October 31, 2006 (the Prospectus Supplement) filed with the Commission pursuant to Rule 424 under the Securities Act specifically relating to the Warrants..
As Norwegian tax counsel, we have advised the Issuer with respect to certain general Norwegian tax consequences of the proposed issuance of the Warrants. This advice is summarized under the heading “Certain Norwegian Tax Considerations” in the Prospectus Supplement (the Discussion) that is part of the Registration Statement. We hereby confirm that the statements set forth in the Discussion represent our opinions as to the matters of law covered by them, subject to the qualifications stated therein.
We are aware that we are referred to in the Discussion and under the heading “Legal Matters” in the Prospectus Supplement. We hereby consent to the references to us in those sections and the filing of this letter as an exhibit to the Registration Statement without thereby implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.
Very truly yours,
/s/ Wiersholm, Melbye & Bech Advokatfirma AS
Wiersholm, Melbye & Bech Advokatfirma AS